Exhibit 99.2

COLONY FINANCIAL THIRD QUARTER 2014

EARNINGS RELEASE CORRECTION

Los Angeles, CA, November 5, 2014 – In the Third Quarter 2014 Announcement of Financial Results issued by Colony Financial, Inc. (NYSE: CLNY) (the “Company”) on November 4, 2014, subclause (i) in the sixth bullet under “Third Quarter 2014 Highlights” should read that the Company invested and agreed to invest approximately $508 million in 12 loan originations (not $556 million).